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                                                                  (513) 723-4000




                                     CONSENT


Board of Directors
Market Financial Corporation
7522 Hamilton Avenue
Mt. Healthy, Ohio  45321

Gentlemen:

          We hereby consent to the use of our firm's name in Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 (the "Amendment") filed by Market Financial Corporation ("MFC") to register 1,335,725 common shares, without par value, of MFC; to the statements with respect to our firm appearing under the heading "Legal Matters" in the Prospectus which is included in the Amendment and to the reference to our firm name under the heading "Principal Effects of the Conversion" in the Prospectus which is included in the Amendment.

                              Very truly yours,



                              VORYS, SATER, SEYMOUR AND PEASE

Cincinnati, Ohio
January 20, 1997